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                                                                Exhibit 10.13


November 21, 1999

Stephan S. Monroe, Ph.D.
Viral Gastroenteritis Section
Division of Viral and Rickettsial Diseases
MailStop G04
Centers for Disease Control and Prevention
1600 Clifton Rd., NE
Atlanta, Georgia 30333

Dear Dr. Monroe,

This letter is to confirm the understanding between Life Sciences, Inc. and the Gastroenteritis Section of the Centers for Disease Control with respect to the impending initiation of work on a NASBA-based test for detection of Norwalk-like viruses prior to the execution of a definitive cooperative research and development agreement (CRADA) between the parties.

As we discussed in our meeting on November 17, 1999, completion of the work within a timeframe consistent with the mission of the Centers can be achieved only if there are no significant delays in the start-up and pursuit of the effort. At the same time, the dollar value and missed business opportunity implications of Life Sciences' in-kind contributions to the early stages of the effort are of sufficient magnitude to warrant the assurances requested by LSI in this communication. In addition, because LSI's work on this effort must begin in earnest on November 29, 1999 to meet the timing discussed, the prompt execution of this letter approaches the imperative.

Further with respect to our November 17 discussions, Life Sciences represented that it will provide with respect to the CRADA, at no cost to the Centers, the items set out below as its base contribution to the effort described above:

                  (i)* The financial wherewithal to support a post-doctoral level scientist posted at the Centers, or at a location designated by the Centers, to work on this effort for the initial 12 months of the proposed CRADA. Funding at the same or adjusted level will be provided for a second 12-month period if the program objectives of the initial 12 months are achieved. (This element of direct financial support, including employee benefit related overhead, is not expected to exceed $60,000 on an annual basis);

                  (ii) The transfer of a significant body of knowledge to CDC based scientists in the performance of nucleic acid sequence based amplification (NASBA); the design of primers necessary for amplification of RNA and DNA templates using NASBA; and the detection and analysis of the amplicons arising from these reactions using a proprietary technology.




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Stephan S. Monroe, Ph.D.             November 21, 1999                   Page 2

                  (iii) A quantity of NASBA amplification and detection reagents (enzyme, primers, probe-labeled liposomes, etc.) and supplies sufficient to support this effort as ultimately defined in the scope of work of the proposed CRADA for the full term of the agreement;

                  (iv) A quantity (not to exceed 20 ) of specially modified, hand-held densitometers for low-cost, high-throughput qualitative and semi-quantitative assessment of NASBA reactions using a lateral flow cassette and a proprietary technology;

                  (v)* A quantity (not to exceed 3) of the LSI electrochemical NASBA analyzers for low-cost, high-throughput quantitative assessment of NASBA reactions using a proprietary technology;

                  (vi)* The use of an Organon Teknika automated nucleic acid extractor apparatus for the full term of the CRADA;

                  (vii)* The use of an Organon Teknika electrochemiluminescece detector for not less than the initial 6 months of the work effort; and.

                  (viii)* The assembly and support of a LSI-multiple-academic-center consortium to support the development of technology and methods for recovery of Norwalk-like virus/RNA templates in low copy number from non-patient related matrices to include water and food.

         *   To be provided only upon execution of the definitive CRADA.

While the language of the draft agreement provided to us contemplates that, at the successful completion of the work effort to be described in the CRADA, certain U.S. government-owned intellectual property will be licensed to LSI for a range of applications, excluding vaccine development and production, it is our expectation that certain additional assurances can be provided by your Section in order to secure LSI's contributions during the period prior to the execution of a definitive CRADA. Specifically, the Gastroenteritis Section agrees by execution of this letter that during the period prior to execution of the definitive agreement, and provided Life Sciences faithfully provides those elements of the resources described above that are designated as appropriate to the work to be carried out during the pre-agreement period, the Gastroenteritis Section will collaborate exclusively with Life Sciences on development of the NASBA-based test for Norwalk-like viruses contemplated in our discussions.

It is our current plan to begin synthesis of the required primers and probes for amplification of certain of the Norwalk-like viruses and detection of both the Astro and Norwalk-like viruses during this coming Thanksgiving week. This timetable is necessitated by the absolute requirement that work on production of the labeled liposomes be carried out at Cornell University beginning on November 29 as an element of the transfer of a licensed technology. If this schedule is not met, it is doubtful that the detection components will be available to us




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Roger I. Glass M.D., Ph.D.           November 21, 1999                    Page 3

before mid January 2000. I sincerely hope that timely execution of this letter of intent will permit us to adhere to this plan.

Please sign where indicated below, and return to me via facsimile at 727-347-2957. Please call me at 727 345.9371 or 727 420.1795 if you have any questions. I look forward to the continuation of the current pace of the proposed activity.

Sincerely,

LIFE SCIENCES, INC.

/s/ Alex A. Burns
-----------------------------
Alex A. Burns, Vice President
                                     ACCEPTED AND AGREED:
                                     Viral Gastroenteritis Section
                                     Centers for Disease Control and Prevention

                                     /s/ Stephan S. Monroe
                                     ------------------------------------------
                                         Stephan S. Monroe


/i/ SSM
This letter is an accurate summary of outline of a CRADA discussed at a meeting on 17 November 1999 between Mr. Alex Burns, Life Sciences, Inc., and Drs. Roger Glass and Stephan Monroe, CDC